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EXHIBIT 3.34

AMENDED AND RESTATED ARTICLES OF ORGANIZATION
OF
APCOA BRADLEY PARKING COMPANY, LLC
(a Connecticut limited liability company)

April 3, 2000

ARTICLE I

NAME

The name of the limited liability company (the "Company") shall be APCOA BRADLEY PARKING COMPANY, LLC.

ARTICLE II

PRINCIPAL OFFICE

The principal office of the Company is 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

ARTICLE III

AGENT FOR SERVICE OF PROCESS

The Agent for Service of Process for the Company shall be CT Corporation System, whose address is One Commercial Plaza, Hartford, Connecticut 06103.

ARTICLE IV

MANAGEMENT

The management of the Company is vested in the Company's sole member, APCOA/Standard Parking, Inc. ("APCOA").

ARTICLE V

The Limited Liability Company shall exist in perpetuity.

ARTICLE VI

PURPOSE

        As long as the State of Connecticut Bradley International Airport Special Obligation Parking Revenue Bonds, Series 2000 A (the "Bonds") shall remain outstanding and shall be insured by a bond insurance policy issued by ACA Financial Guaranty Corporation ("ACA"):

        (1)  the purpose of the Company shall be limited to constructing, leasing and operating the Garage and leasing and operating the Surface Parking at Bradley International Airport (the "Project") as provided in that certain Construction, Financing and Operating Special Facility Lease (the "Lease") between the Company and the State of Connecticut, acting through its Department of Transportation, and the Company shall not: (a) engage in any business or transaction unrelated to the Project, (b) merge or consolidate with any other entity, or (c) except as may be required to comply after April 6, 2000 with the APCOA Credit Facility with The First National Bank of Chicago (now known as Bank One, NA) or the APCOA Subordinated Debt Indenture with State Street Bank and Trust Company, as trustee, in the forms of such documents as they exist on March 31, 2000, without regard to any alterations, supplements or amendments which may be made thereafter, (1) incur or guarantee any indebtedness or contingent liability, (2) transfer all or substantially all of its assets to, any other entity, or (3) transfer, encumber or otherwise convey or dispose of any property (other than the disposal and replacement of worn out or obsolete equipment in the ordinary course of business), and any attempt by the Company to do any of the foregoing in contravention of the restrictions set forth above shall be null and void and of no effect;

        (2)  the Company shall conduct its affairs and hold itself out to the world as an independent entity separate and distinct from APCOA and its affiliates, maintain books and records separate from those of APCOA and any other entity, not commingle any of its assets with those of any other entity, maintain separate financial statements, and in all respects follow the organizational procedures and formalities required by the Connecticut Limited Liability Company Act (the "Act") and its organizational documents; and

        (3)  the restrictions set forth in (1) and (2) above shall not be amended without the written consent of ACA.

Except as expressly provided above, the foregoing statement is not intended to limit or restrict in any manner the exercise of all powers conferred upon the Company by the Act.

        I declare, under penalties of false statement, that the statements made in this certificate are true.

/s/ BRIAN P. IAIA Brian P. Iaia Organizer

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  EXHIBIT 3.34
AMENDED AND RESTATED ARTICLES OF ORGANIZATION OF APCOA BRADLEY PARKING COMPANY, LLC (a Connecticut limited liability company)
ARTICLE I NAME
ARTICLE II PRINCIPAL OFFICE
ARTICLE III AGENT FOR SERVICE OF PROCESS
ARTICLE IV MANAGEMENT
ARTICLE V
ARTICLE VI PURPOSE